Exhibit 99.1

Newfield Exploration Announces Two Deepwater GOM Discoveries
Company has seven deepwater developments in queue; multi-year production growth

FOR IMMEDIATE RELEASE

HOUSTON - June 2, 2009 - Newfield Exploration Company (NYSE: NFX) today announced two discoveries in the deepwater Gulf of Mexico – Pyrenees and Winter. Since the beginning of 2008, Newfield has drilled seven successes out of eight exploration attempts in the deepwater Gulf and has seven deepwater developments underway, providing significant future production growth.

The Pyrenees discovery, located in approximately 2,100’ of water in Garden Banks Block 293, encountered approximately 125’ of net hydrocarbon pay in three separate intervals. The well was temporarily abandoned and the partners are working on field development plans. Delineation drilling is planned for the second half of 2009. Newfield operates the development with a 40% working interest. Additional partners include: Stone Energy Corporation 15%, Ridgewood Energy Corporation 15%, Arena Exploration 15% and Deep Gulf Energy 15%.

The Winter discovery, located in approximately 3,400’ of water in Garden Banks Block 605, encountered approximately 44’ of net hydrocarbon pay in two sands. The well was temporarily abandoned and various development options are under consideration. Newfield is operator and has a 30% working interest in Winter. Additional partners include: Apache Corporation 25%, Deep Gulf Energy 25% and Royal Offshore 20%.

Over the last several years, Newfield has assembled a substantial inventory of exploration prospects in the deepwater Gulf of Mexico. The Company owns interests in 88 deepwater blocks (approximately 500,000 gross acres). Newfield plans to drill 3-5 deepwater Gulf of Mexico wells each year over the next several years.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding drilling and development plans and the timing of activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and severe weather conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com